77M  LMP Variable Investors Portfolio



Transfer of Net Assets
On April 27, 2007, the Fund acquired the assets and certain liabilities of the Legg Mason
Partners Variable Large Cap Value Portfolio pursuant to a plan of reorganization approved by Legg Mason Partners Variable Large Cap Value Portfolio shareholders. Total shares issued by the Fund and the total net assets of the Legg Mason Partners Variable Large Cap
Value Portfolio and the Fund on the date of the transfer were as follows:
Acquired Fund
Legg Mason Partners Variable Large Cap
Value Portfolio
Shares Issued by the Fund 16,772,090

Total Net Assets of the Legg Mason Partners
Variable Large Cap Value Portfolio  $293,122,129

Total Net Assets of the Fund  $307,974,584

The total net assets of the Legg Mason Partners Variable Large Cap

Value Portfolio
before acquisition included unrealized appreciation of $84,408,736,

accumulated net realized
loss of $9,886,463 and accumulated net investment loss of $27,824.

Total net assets
of the Fund immediately after the transfer were $601,096,713. The transaction was structured
to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.